Exhibit (j)(1)

Execution copy

CUSTODIAN AGREEMENT

This Agreement is made as of the 23rd day of January, 2017 and effective as of February 1, 2017, between each management investment company identified on Appendix A and each management investment company which becomes a party to this Agreement in accordance with the terms hereof (in each case, the “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”).

WHEREAS, each Trust may or may not be authorized to issue shares of common stock or shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Trust so authorized (each, a “Multi-Series Trust”) enters into this Agreement on behalf of each of its respective series set forth on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 16.10 below, shall hereinafter be referred to as the “Portfolios”), separately and not jointly, as if each Portfolio had entered into a separate Agreement; and

WHEREAS, each Trust not authorized to issue shares of common stock or shares of beneficial interest in separate series (each, a “Single Series Trust”) intends that this Agreement be applicable to it and all references hereinafter to the “Portfolios” shall be deemed to include such Trusts, including such Trusts that become parties to this Agreement in accordance with Section 16.9 below.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1 APPOINTMENT OF STATE STREET AS CUSTODIAN AND RECORDKEEPER. The Trust hereby appoints State Street as custodian of the assets of the Portfolios consisting of securities that the Trust desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Trust agrees to deliver to State Street all securities and cash owned by the Portfolios, and all payments of income, payments of principal or capital distributions received by the Trust with respect to all securities owned by the Portfolios from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of the Portfolios (“Shares”) as may be issued or sold from time to time. State Street shall not be responsible for any property of the Portfolios which is not received by it or which is delivered out in accordance with Proper Instructions including, without limitation, Portfolio property (i) held by brokers, private bankers or other entities on behalf of the Portfolios (each a “Local Agent”), (ii) held by Special Sub-Custodians (as such term is defined in Section 7 hereof), (iii) held by entities which have advanced monies to or on behalf of the Portfolios and which have received Portfolio property as security for such advance(s) (each a “Pledgee”), or (iv) delivered or otherwise removed from the custody of State Street pursuant to Special Instructions (as such term is defined in Section 7 hereof). With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”)), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, including pursuant to Section 12(d)(1)(F) of the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”) the holding of confirmation statements that identify the shares as being recorded in State Street’s name on behalf of the Trust will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions, State Street shall on behalf of the Trust from time to time appoint one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of the Trust (the “Board”). State Street may appoint as sub-custodian for Trust’s foreign securities the foreign banking institutions and foreign securities depositories designated in Schedules A and B hereto, but only in accordance with the applicable provisions of Sections 4 and 5. State Street shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so appointed than any such sub-custodian has to State Street.

The Trust hereby appoints State Street to perform certain investment accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the 1940 Act and to calculate the net asset value of the Portfolios in accordance with the provisions of Section 10 hereof.

SECTION 2	DUTIES OF STATE STREET WITH RESPECT TO PROPERTY OF THE TRUST HELD IN THE UNITED STATES

SECTION 2.1 HOLDING SECURITIES. State Street shall hold and physically segregate for the account of the Portfolios all non-cash property, to be held by it in the United States, including all domestic securities owned by the Portfolios other than (a) securities which are maintained pursuant to Section 2.8 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by each Portfolio which are maintained pursuant to Section 2.10 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which State Street is provided with Proper Instructions (the “Underlying Transfer Agent”).

SECTION 2.2 DELIVERY OF SECURITIES. State Street shall release and deliver domestic securities owned by the Portfolios held by State Street or in a U.S. Securities System account of State Street (“U.S. Securities System Account”) or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon sale of such securities for the account of the Portfolios and receipt of payment therefor;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolios;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.8 hereof;

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4)	To the depository agent in connection with tender or other similar offers for securities of the Portfolios;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to State Street;

6)	To the issuer thereof, or its agent, for transfer into the name of the applicable Portfolio or into the name of any nominee or nominees of State Street or into the name or nominee name of any agent appointed pursuant to Section 2.7 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to State Street;

7)	Upon the sale of such securities for the account of the applicable Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, State Street shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from State Street’s own negligence or willful misconduct;

8)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to State Street;

9)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to State Street;

10)	For delivery in connection with any loans of securities made by the Portfolios (a) against receipt of collateral, except that in connection with any loans for which collateral is to be credited to the U.S. Securities System Account, State Street will not be held liable or responsible for the delivery of securities owned by the applicable Portfolio prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by State Street of collateral therefor) agreed upon from time to time by State Street and the Trust;

11)	For delivery as security in connection with any borrowing by the Portfolios requiring a pledge of assets by the applicable Portfolio, but only against receipt of amounts borrowed;

(12)	For delivery in accordance with the provisions of any agreement among the Trust,

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State Street and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of The Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolios;

13)	For delivery in accordance with the provisions of any agreement among the Trust, State Street, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (“CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Portfolios;

14)	Upon the sale or other delivery of such investments (including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by a Portfolio, and communicated to State Street from time to time via a writing duly executed by an authorized officer of such Portfolio, for the purpose of engaging in repurchase agreement transaction(s), each a “Repo Custodian”), and prior to receipt of payment therefor, only as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.6(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the applicable Portfolio to be delivered and (b) the person(s) to whom delivery of such securities shall be made;

15)	Upon receipt of instructions from the transfer agent for the Portfolios (the “Transfer Agent”) for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the applicable Portfolio’s currently effective prospectus and statement of additional information, in satisfaction of requests by holders of Shares for repurchase or redemption; and

16)	In the case of a sale processed through the Underlying Transfer Agent or Underlying Shares, in accordance with Section 2.10 hereof;

17)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Trust on behalf of a Portfolio; and

18)	For any other purpose, but only upon receipt of Proper Instructions specifying the securities of the applicable Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.

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SECTION 2.3 REGISTRATION OF SECURITIES. Domestic securities held by State Street (other than bearer securities) shall be registered in the name of the Trust or in the name of any nominee of the Trust or of any nominee of State Street which nominee shall be assigned exclusively to the Trust, unless the Trust has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Trust, or in the name or nominee name of any agent appointed pursuant to Section 2.7 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by State Street on behalf of the Trust under the terms of this Agreement shall be in “street name” or other good delivery form, provided that State Street will hold all such assets in an account of State Street as custodian containing only assets of the Trust or only assets held by State Street as fiduciary or custodian for its customers; provided, further that State Street’s records will at all times indicate the Trust or the customer for which such assets are held and their respective interest therein. If, however, the Trust directs State Street to maintain securities in “street name”, State Street shall utilize its best efforts only to timely collect income due the Trust on such securities and to notify the Trust on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers and declaration, record and payment dates of any dividend.

SECTION 2.4 BANK ACCOUNTS. State Street shall open and maintain a separate bank account or accounts in the United States in the name of the Trust, subject only to draft or order by State Street acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust, other than cash maintained by the Trust in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Monies held by State Street for the Trust may be deposited by it to its credit as custodian in the banking department of State Street or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the monies to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board. Such monies shall be deposited by State Street in its capacity as custodian and shall be withdrawable by State Street only in that capacity.

SECTION 2.5 COLLECTION OF INCOME. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, State Street shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which the Portfolios shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by State Street or its agent thereof and shall credit such income, as collected, to the applicable Portfolio’s custodian account. Without limiting the generality of the foregoing, State Street shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due the Portfolios on securities loaned pursuant to the provisions of Section 2.2 (10) shall be the responsibility of the applicable Portfolio. State Street will have no duty or responsibility in connection therewith, other than to provide the Portfolio with such information or data as may be necessary to assist the Portfolio in arranging for the timely delivery to State Street of the income to which the Portfolio is properly entitled.

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SECTION 2.6 PAYMENT OF PORTFOLIO MONIES. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall pay out monies of the Portfolios in the following cases only:

1)	Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolios but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to State Street (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by State Street as its agent for this purpose) registered in the name of the applicable Portfolio or in the name of a nominee of State Street referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.8 hereof; (c) in the case of repurchase agreements entered into between the Trust and State Street, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificate form or through an entry crediting State Street’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Trust of securities owned by State Street along with written evidence of the agreement by State Street to repurchase such securities from the Trust; or (d) for transfer to a time deposit account of the Trust in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Trust as defined herein;

2)	In connection with conversion, exchange or surrender of securities owned by the Portfolios as set forth in Section 2.2 hereof;

3)	For the redemption or repurchase of Shares issued as set forth in Section 6 hereof;

4)	For the payment of any expense or liability incurred by the Trust or the individual Portfolios, including but not limited to the following payments for the account of the Trust or Portfolios: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Trust or Portfolios whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)	For the payment of any dividends on Shares declared pursuant to the governing documents of the Portfolios;

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	Upon the purchase of domestic investments and prior to receipt of such investments, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(14), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made; and

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8)	For any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

Except as specifically stated otherwise in this Agreement, in any and every case where the payment for purchase of domestic securities for the account of the Portfolios is made by State Street in advance of receipt of the securities purchased in the absence of specific Proper Instructions from the Portfolios to so pay in advance, State Street shall be absolutely liable to the Portfolios for such securities to the same extent as if the securities had been received by State Street.

SECTION 2.7 APPOINTMENT OF AGENTS. State Street may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as State Street may from time to time direct; provided, however, that the appointment of any agent shall not relieve State Street of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or subcustodian of State Street for purposes of this Section 2.7 or any other provision of this Agreement.

SECTION 2.8 DEPOSIT OF PORTFOLIO ASSETS IN U.S. SECURITIES SYSTEMS. State Street may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 of the 1940 Act, as amended from time to time.

SECTION 2.9 SEGREGATED ACCOUNT. State Street shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Trust, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by State Street pursuant to Section 2.8 hereof.

SECTION 2.10 DEPOSIT OF TRUST ASSETS WITH THE UNDERLYING TRANSFER AGENT. Underlying Shares shall be deposited and/or maintained in an account or accounts maintained with the Underlying Transfer Agent. The Underlying Transfer Agent shall be deemed to be acting as if it is a “securities depository” for purposes of Rule 17f-4 under the 1940 Act. The Trust hereby directs State Street to deposit and/or maintain such securities with the Underlying Transfer Agent, subject to the following provisions:

1)	State Street shall keep Underlying Shares owned by the Trust with the Underlying Transfer Agent provided that such securities are maintained in an account or accounts on the books and records of the Underlying Transfer Agent in the name of State Street as custodian for the Trust.

2)	The records of State Street with respect to Underlying Shares which are maintained with the Underlying Transfer Agent shall identify by book-entry those Underlying Shares belonging to the Trust;

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3)	State Street shall pay for Underlying Shares purchased for the account of the Trust upon (a) receipt of advice from the Trust’s investment adviser that such Underlying Shares have been purchased and will be transferred to the account of State Street, on behalf of the Trust, on the books and records of the Underlying Transfer Agent and (b) the making of an entry on the records of State Street to reflect such payment and transfer for the account of the Trust. State Street shall receive confirmation from the Underlying Transfer Agent of the purchase of such securities and the transfer of such securities to State Street’s account with the Underlying Transfer Agent only after such payment is made. State Street shall transfer Underlying Shares redeemed for the account of the Trust (i) upon receipt of an advice from the Trust’s investment adviser that such securities have been redeemed and that payment for such securities will be transferred to State Street and (ii) the making of an entry on the records of State Street to reflect such transfer and payment for the account of the Trust. State Street will receive confirmation from the Underlying Transfer Agent of the redemption of such securities and payment therefor only after such securities are redeemed. Copies of all advices from the Trust’s investment adviser of purchases and sales of Underlying Shares for the account of the Trust shall identify the Trust, be maintained for the Trust by State Street, and be provided to the Trust’s investment adviser at its request; and

4)	State Street shall be not be liable to the Trust for any loss or damage to the Trust resulting from maintenance of Underlying Shares with Underlying Transfer Agent except for losses resulting directly from the negligence, misfeasance or misconduct of State Street or any of its agents or of any of its or their employees.

SECTION 2.11 OWNERSHIP CERTIFICATES FOR TAX PURPOSES. State Street shall execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with receipt and/or collection of income or other payments with respect to domestic securities of the Trust held by it and in connection with transfers of securities.

SECTION 2.12 PROXIES. Except with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), State Street shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Trust or a nominee of the Trust, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust such proxies, all proxy soliciting materials and all notices relating to such securities.

SECTION 2.13 COMMUNICATIONS RELATING TO TRUST SECURITIES. Except with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, State Street shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith) received by State Street from issuers of the securities being held for the Trust. With respect to tender or exchange offers, State Street shall transmit promptly to the Trust all written information received by State Street from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the Trust desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Trust shall notify State Street at least three business days prior to the date on which State Street is to take such action.

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SECTION 3 SPECIAL SUB-CUSTODIANS. Upon receipt of Special Instructions (as such term is defined in Section 7 hereof), State Street shall appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for the purposes of effecting such transactions as may be designated by a Trust in Special Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule D hereto, as it may be amended from time to time by the Trust, with the acknowledgment of State Street. In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, State Street shall enter into a sub-custodian agreement with the Trust and the Special Sub-Custodian in form and substance approved by such Trust, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Agreement.

SECTION 4	PROVISIONS RELATING TO RULES 17F-5 AND 17F-7

SECTION 4.1. DEFINITIONS. As used throughout this Agreement, the capitalized terms set forth below shall have the following meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country. “Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5 (as such term may be interpreted or modified by appropriate action of the U.S. Securities and Exchange Commission (the “SEC”)).

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7 (as such term may be interpreted or modified by appropriate action of the SEC).

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Portfolios’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5 (as such term may be interpreted or modified by appropriate action of the SEC).

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SECTION 4.2 STATE STREET AS FOREIGN CUSTODY MANAGER

4.2.1 DELEGATION TO STATE STREET AS FOREIGN CUSTODY MANAGER. The Trust, by resolution adopted by its Board hereby delegates to State Street, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 4.2 with respect to Foreign Assets of the Trust held outside the United States, and State Street hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

4.2.2 COUNTRIES COVERED. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Trust with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Trust, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 4.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Trust of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Board responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by the Trust shall be deemed to be an Instruction to open an account, or to place or maintain Foreign Assets, of the Trust in each country listed on Schedule A in which State Street has previously placed or currently maintains Foreign Assets pursuant to the terms of the Contract. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of the Trust with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board to State Street as Foreign Custody Manager for that country shall be deemed to have been withdrawn and State Street shall immediately cease to be the Foreign Custody Manager of the Trust or Portfolio, as applicable, with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Trust. Sixty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Trust, State Street shall have no further responsibility in its capacity as Foreign Custody Manager to the Trust with respect to the country as to which State Street’s acceptance of delegation is withdrawn.

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4.2.3 SCOPE OF DELEGATED RESPONSIBILITIES:

(a)	SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. Subject to the provisions of this Section 4.2., the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation, the factors specified in Rule 17f-5(c)(1), as amended from time to time.

(b)	CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS. The Foreign Custody Manager shall determine that each arrangement with an Eligible Foreign Custodian is governed by a written contract and that such contract will satisfy the requirements of Rule 17f-5(c)(2), as amended from time to time.

(c)	MONITORING. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall have established a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian under Rule 17f-5(c)(2). In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate or no longer meet the requirements of Rule 17f-5, the Foreign Custody Manager shall notify the Board in accordance with Section 4.2.5 hereunder and State Street shall, upon Instruction, assist the Trust in withdrawing their assets from such Eligible Foreign Custodian as soon as reasonably practicable.

4.2.4 GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. For purposes of this Section 4.2, the Board, or at its delegation the Trust’s investment adviser, shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which State Street is serving as Foreign Custody Manager of the Trust.

4.2.5 REPORTING REQUIREMENTS. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written quarterly reports notifying the Board of any other material change in the foreign custody arrangements of the Trust described in this Section 4.2 after the occurrence of the material change.

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4.2.6 STANDARD OF CARE AS FOREIGN CUSTODY MANAGER. In performing the responsibilities delegated to it hereunder, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Trust’s Foreign Assets would exercise.

4.2.7 REPRESENTATIONS WITH RESPECT TO RULE 17F-5. The Foreign Custody Manager represents to the Trust that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5 and is otherwise eligible to serve as a Foreign Custody Manager under Rule 17f-5. The Trust represents to State Street that the Board has determined that it is reasonable for the Board to rely on State Street to perform the responsibilities delegated pursuant to this Contract to State Street as the Foreign Custody Manager of the Trust.

4.2.8 EFFECTIVE DATE AND TERMINATION OF STATE STREET AS FOREIGN CUSTODY MANAGER. The Board’s delegation to State Street as Foreign Custody Manager of the Trust shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination of State Street as Foreign Custody Manager will become effective sixty (60) days after receipt by the non-terminating party of such notice. The provisions of Section 4.2.2 hereof shall govern the delegation to and termination of State Street as Foreign Custody Manager of the Trust with respect to designated countries.

4.2.9 ANALYSIS AND MONITORING UNDER RULE 17F-7. State Street shall (a) provide the Trust (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto, as amended from time to time, in accordance with section (a)(1)(i)(A) of Rule 17f-7, as amended from time to time, and (b) monitor such risks on a continuing basis, and promptly notify the Trust (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7, as amended from time to time.

4.2.10 STANDARD OF CARE UNDER RULE 17F-7. State Street agrees to exercise reasonable care, prudence and diligence in performing the requirements and duties set forth in Section 4.2.9.

4.2.11 ELIGIBLE SECURITIES DEPOSITORIES. State Street has made the determination that each depository institution listed on Schedule B hereto is an “Eligible Securities Depository” as defined in section (b)(1) of Rule 17f-7. State Street shall promptly inform the Trust if it becomes aware that any of the factors set forth in section (b)(1) of Rule 17f-7 no long apply to a depository institution listed on Schedule B hereto, as such factors may be interpreted or modified by appropriate action of the SEC from time to time, i.e., such depository institution no longer: (i) acts as or operates a system for the central handling of securities or equivalent book-entries in the country where it is incorporated, or acts as a transnational system for the central handling of securities or equivalent book-entries, (ii) is regulated by a foreign financial regulatory authority as defined under Section 2(a)(50) of the Investment Company Act, (iii) holds assets for the custodian that participates in the system on behalf of the Trust under safekeeping conditions no less favorable than the conditions that apply to other participants, (iv) maintains records that identify the assets of each participant and segregates the system’s own assets from the assets of participants, (v) provides periodic reports to its participants with respect to its safekeeping of assets, including notices of transfer to or from any participant’s account, or (vi) is subject to periodic examination by regulatory authorities or independent accountants.

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SECTION 5	DUTIES WITH RESPECT TO PROPERTY HELD OUTSIDE THE UNITED STATES

SECTION 5.1 DEFINITIONS. Capitalized terms in this Section 5.1 shall have the following meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian hereunder.

SECTION 5.2 HOLDING SECURITIES. State Street shall identify on its books as belonging to Trust the foreign securities placed with and maintained by each Foreign Sub-Custodian or Foreign Securities System. State Street may hold foreign securities for all of its customers, including the Trust, with any Foreign Sub-Custodian in an account that is identified as belonging to State Street for the benefit of its customers, provided however, that (i) the records of State Street with respect to foreign securities of Trust which are maintained in such account shall identify those securities as belonging to the Trust and (ii), to the extent permitted by law in the market in which the account is maintained, State Street shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

SECTION 5.3 FOREIGN SECURITIES SYSTEMS. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by State Street or a Foreign Sub-Custodian, as applicable, in such country. (Foreign Securities Systems and U.S. Securities Systems are collectively referred to herein as “Securities Systems”).

SECTION 5.4 TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

5.4.1 DELIVERY OF FOREIGN ASSETS. State Street or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by State Street or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(i)	upon the sale of such foreign securities for the Portfolios in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

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(ii)	in connection with any repurchase agreement related to foreign securities;

(iii)	to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(iv)	to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)	to the issuer thereof, or its agent, for transfer into the name of State Street (or the name of the respective Foreign Sub-Custodian or of any nominee of State Street or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)	to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian’s own negligence, bad faith or willful misconduct;

(vii)	for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)	in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)	for delivery as security in connection with any borrowing by the Trust requiring a pledge of assets by the Trust;

(x)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(xi)	in connection with the lending of foreign securities; and

(xii)	for any other purpose, but only upon receipt of Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

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5.4.2 PAYMENT OF PORTFOLIO MONIES. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of the Portfolios in the following cases only:

(i)	upon the purchase of foreign securities for the Portfolios, unless otherwise directed by Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)	in connection with the conversion, exchange or surrender of foreign securities of the Portfolios;

(iii)	for the payment of any expense or liability of the Trust or the individual Portfolios, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees hereunder, legal fees, accounting fees, and other operating expenses;

(iv)	for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolios, including transactions executed with or through State Street or its Foreign Sub-Custodians;

(v)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(vi)	for payment of part or all of the dividends received in respect of securities sold short;

(vii)	in connection with the borrowing or lending of foreign securities; and

(viii)	for any other purpose, but only upon receipt of Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

5.4.3 MARKET CONDITIONS. Notwithstanding any provision hereof to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

State Street shall provide to the Board of the Trust the information described on Schedule C hereto with respect to custody and settlement practices in countries in which State Street employs a Foreign Sub-Custodian or uses a Foreign Securities System at the time or times set forth on such Schedule. State Street may revise Schedule C from time to time, provided that no such revision shall result in the Board of the Trust being provided with substantively less information than had been previously provided hereunder.

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SECTION 5.5 REGISTRATION OF FOREIGN SECURITIES. The Portfolios’ foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the Trust or in the name of State Street or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing (provided, however, that such registration indicates such foreign securities as having been held for the benefit of customers and not, in any event, for the benefit of State Street or a Foreign Sub-Custodian or any nominee thereof), and the Trust agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. State Street or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of the Trust under the terms hereof unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 5.6 BANK ACCOUNTS. State Street shall identify on its books as belonging to the Trust cash (including cash denominated in foreign currencies) deposited with State Street. Where State Street is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of State Street, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of the Trust with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by State Street (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Trust. Cash maintained on the books of State Street (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

SECTION 5.7 COLLECTION OF INCOME. State Street shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio. In the event that extraordinary measures are required to collect such income, the Trust and State Street shall consult as to such measures and as to the compensation and expenses of State Street relating to such measures.

SECTION 5.8 SHAREHOLDER RIGHTS. With respect to the foreign securities held pursuant to this Agreement, State Street will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Trust acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Trust to exercise shareholder rights.

SECTION 5.9 COMMUNICATIONS RELATING TO FOREIGN SECURITIES. State Street shall transmit promptly to the Trust written information with respect to materials received by State Street via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Trust and the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect

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to tender or exchange offers, State Street shall transmit promptly to the Trust written information with respect to materials so received by State Street from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. Absent State Street’s negligence, misfeasance or misconduct, State Street shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) State Street or the respective Foreign Sub-Custodian is in actual possession of such foreign securities or property and (ii) State Street receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which State Street is to take action to exercise such right or power.

SECTION 5.10 LIABILITY OF FOREIGN SUB-CUSTODIANS. Each agreement pursuant to which State Street employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, State Street, and the Trust from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. At the Trust’s election, the Trust shall be entitled to be subrogated to the rights of State Street with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Trust has not been made whole for any such loss, damage, cost, expense, liability or claim.

SECTION 5.11 TAX LAW. State Street shall have no responsibility or liability for any obligations now or hereafter imposed on the Portfolios, the Trust or State Street as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof unless and to the extent that such liability or obligation arises due to State Street’s negligence, misfeasance or misconduct. It shall be the responsibility of the Trust to notify State Street of the obligations imposed on the Portfolios, the Trust or State Street as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of State Street with regard to such tax law shall be to use reasonable efforts to assist the Trust with respect to any claim for exemption or refund under the tax law of countries for which the Trust has provided such information.

SECTION 5.12 LIABILITY OF STATE STREET. Except as may arise from State Street’s own negligence, misfeasance or willful misconduct or the negligence, misfeasance or willful misconduct of a Foreign Sub-Custodian, State Street shall be without liability to the Portfolios or the Trust for any loss, liability, claim or expense to the extent that such loss, liability, claim or expense results directly from or is caused directly by Country Risk. State Street shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, State Street shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.

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SECTION 6 PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES. State Street shall receive from the distributor for the Shares or from the Transfer Agent and deposit into the respective Portfolio’s account such payments as are received for Shares thereof issued or sold from time to time by the Portfolios. State Street will provide timely notification to the Trust and the Transfer Agent of any receipt by it of payments for Shares of the Portfolios.

From such funds as may be available for the purpose, State Street shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, State Street is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders.

SECTION 7 PROPER INSTRUCTIONS. “Proper Instructions” as used throughout this Agreement means a writing signed or initialed by one or more person or persons as the Board of the Trust shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and State Street agree to security procedures, including but not limited to, the security procedures selected by the Trust in the Fund Transfer and Transaction Origination Security Selection Form attached hereto. For purposes of this Section, Proper Instructions shall include instructions received by State Street pursuant to any three-party agreement which requires a segregated asset account in accordance with Section 2.9.

“Special Instructions” as used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Treasurer or any Assistant Treasurer of the Trust or any other person designated in writing by the Treasurer of the Trust, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Trust and State Street agree in writing.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Trust shall deliver to State Street, duly certified by the Trust’s Treasurer or Assistant Treasurer, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Trust’s Portfolios and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by State Street as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by State Street of a similar certificate to the contrary.

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SECTION 8 ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY. State Street may in its discretion, without express authority from the Trust: 1) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Trust; 2) surrender securities in temporary form for securities in definitive form; 3) endorse for collection, in the name of the Trust, checks, drafts and other negotiable instruments; and 4) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Trust except as otherwise directed by the Board.

SECTION 9 EVIDENCE OF AUTHORITY. State Street shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Trust. State Street may receive and accept a copy of a resolution of the Board, certified by the Secretary or an Assistant Secretary of the Trust (“Certified Resolution”), as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by State Street of written notice to the contrary.

SECTION 10	DUTIES WITH RESPECT TO ACCOUNTS AND RECORDS AND CALCULATION OF NET ASSET VALUE

SECTION 10.1 ACCOUNTS AND RECORDS. State Street will prepare and maintain, with the direction and as interpreted by the Trust’s accountants and/or other advisors, in complete, accurate and current form all accounts and records: (1) required to be maintained by the Trust with respect to portfolio transactions under Section 31(a) of the 1940 Act and the rules and regulations from time to time adopted thereunder; (2) required to be maintained as a basis for calculation of each Portfolio’s net asset value; and (3) as otherwise agreed upon by the parties. The Trust will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act or the regulations thereunder. State Street will preserve such accounts and records in the manner and for the periods prescribed in the 1940 Act or the regulations thereunder or for such longer period as is agreed upon by the parties. The Trust will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records, including corporate actions, when such information is not readily available from generally accepted securities industry services or publications.

SECTION 10.2 DELIVERY OF ACCOUNTS AND RECORDS. The Trust will turn over or cause to be turned over to State Street all accounts and records needed by State Street to fully and properly perform its duties and responsibilities hereunder. State Street may rely conclusively on the completeness and correctness of such accounts and records.

SECTION 10.3 ACCOUNTS AND RECORDS PROPERTY OF THE TRUST. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of the Trust and at all times during State Street’s regular business hours, shall be open for inspection and reproduction by duly authorized officers, employees and agents of the Trust and employees and agents of the SEC. State Street will assist the Trust’s independent auditors, or upon approval of Trust or upon demand, any regulatory body, in any requested review of the Trust’s accounts and records but the Trust will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of the necessary information or instructions, State Street will supply information from the books and records it maintains for the Trust that the Trust needs for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Trust and State Street agree upon from time to time.

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SECTION 10.4 ADOPTION OF PROCEDURES. State Street and the Trust may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by the Trust conflicts with or violates any then-effective requirements of the prospectus or registration statement, agreement and declaration of trust, articles of incorporation and bylaws or trust instrument, any applicable law, rule or regulation, or any order, decree or agreement by which the Trust may be bound. The Trust will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or policies which may impact State Street’s performance of its responsibilities hereunder or its related operational policies and procedures as they relate to the Trust in a manner different from or in addition to requirements applicable to investment companies registered under the 1940 Act in general.

SECTION 10.5 VALUATION OF ASSETS. The Trust will give Proper Instructions to State Street specifying the outside pricing sources to be utilized as sources of asset prices (“Pricing Sources”). State Street will calculate each Portfolio’s net asset value, in accordance with the Portfolio’s then current prospectus. State Street will price the assets, including foreign currency holdings, of the Portfolios for which market quotations are available from the Pricing Sources; all other assets will be priced in accordance with the Trust’s Proper Instructions.

SECTION 10.6 RESPONSIBILITY OF STATE STREET AS RECORDKEEPER. So long as and to the extent that it is in the exercise of reasonable care and good faith, State Street shall not be responsible or liable for, and Trust will indemnify and hold State Street harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against or incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to any error, omission, inaccuracy or other deficiency in the Trust’s accounts and records or other information provided by or on behalf of the Trust to State Street, including the accuracy of the prices quoted by the Pricing Sources or for the information supplied by the Trust to price the assets, or the failure of the Trust to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform hereunder.

SECTION 10.7 INVESTMENTS WITH UNDERLYING TRANSFER AGENT. The Trust acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a Portfolio held by it on behalf of the Portfolio and that State Street has the right to rely on holdings information furnished by the Underlying Transfer Agent to State Street in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 10; provided, however, that State Street shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by State Street and to report promptly any discrepancies to the Underlying Transfer Agent and the Trust.

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SECTION 11 OPINION OF TRUST’S INDEPENDENT ACCOUNTANT. State Street shall take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust’s independent accountants with respect to its activities hereunder in connection with the preparation of the Trust’s Form N-2 or Form N-1A, as applicable, and Form N-SAR or other periodic reports to the SEC and with respect to any other requirements thereof.

SECTION 12 REPORTS TO TRUST BY INDEPENDENT PUBLIC ACCOUNTANTS. State Street shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by State Street under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

SECTION 13 COMPENSATION OF STATE STREET. State Street shall be entitled to reasonable compensation for its services and expenses as custodian and recordkeeper, as agreed upon from time to time between the Trust and State Street.

SECTION 14 RESPONSIBILITY OF STATE STREET. So long as and to the extent that it is in the exercise of reasonable care and good faith, State Street shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. State Street shall be held to the exercise of reasonable care and good faith in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without negligence, including, without limitation, acting in accordance with any Proper Instruction or Special Instruction. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted in good faith pursuant to such advice.

Except as may arise from State Street’s own negligence, willful misconduct or bad faith or the negligence or willful misconduct of a sub-custodian or agent, State Street shall be without liability to the Trust for any loss, liability, claim or expense resulting from or caused by; (i) events or circumstances beyond the reasonable control of State Street or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by the Trust or its duly-authorized investment manager or investment adviser in their instructions to State Street provided such instructions, and State Street’s reliance upon them, have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian; (v) any delay or failure of

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any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to State Street’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body (other than an affiliate of State Street) in charge of registering or transferring securities in the name of State Street, the Trust, State Street’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

If the Trust requires State Street to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of State Street, result in State Street or its nominee assigned to the Trust being liable for the payment of money or incurring liability of some other form, the Trust, as a prerequisite to requiring State Street to take such action, shall provide indemnity to State Street in an amount and form satisfactory to it.

If the Trust requires State Street, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that State Street or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Trust shall be security therefor and should the Trust fail to repay State Street promptly, State Street shall be entitled to utilize available cash and to dispose of the Trust’s assets to the extent necessary to obtain reimbursement.

Except as may arise from State Street’s own negligence, willful misconduct or bad faith, the Trust shall indemnify and hold State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against State Street (a) acting in accordance with any Proper Instruction or Special Instruction including, without limitation, any Proper Instruction with respect to Free Trades including, but not limited to, cost, expense, loss, damage, liability, tax, charge, assessment or claim resulting from (i) the failure of the Trust to receive income with respect to purchased investments, (ii) the failure of the Trust to recover amounts invested on maturity of purchased investments, (iii) the failure of State Street to respond to or be aware of notices or other corporate communications with respect to purchased investments, or (iv) State Street’s reliance upon information provided by the Trust, the Trust’s counterparty(ies) or the agents of either of them with respect to Trust property released, delivered or purchased pursuant to either of Section 2.2(14) or Section 2.6(7) hereof; (b) for the acts or omissions of any Special Sub-Custodian; or (c) for the acts or omissions of any Local Agent or Pledgee.

In no event shall either party be liable for indirect, special or consequential damages.

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SECTION 15 TERM AND TERMINATION.

SECTION 15.1 TERM. This Agreement shall remain in full force and effect for an initial term ending February 1, 2020. After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (60) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to a Fund or a Portfolio. Termination of this Agreement with respect to any one particular Trust or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Portfolio.

SECTION 15.2 TERMINATION. Either party may terminate this Agreement as to a Trust or a Portfolio: (a) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice being given by the non-breaching party of the breach, (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (c) with respect to any Trust or Portfolio that is liquidated, merged or otherwise ceases to have legal existence as described in Section 15.4 below.

SECTION 15.3 PAYMENTS OWING TO STATE STREET. Upon termination of this Agreement pursuant to Section 15.1 or 15.2 with respect to any Trust or Portfolio, the applicable Trust shall pay to State Street any compensation, fees, expenses and charges then due. In the event of: (a) any Trust’s termination of this Agreement with respect to such Trust or a Portfolio of the Trust for any reason other than as set forth in Section 15.1 or 15.2 or (b) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to a Trust or Portfolio (or its respective successor), the applicable Trust shall pay to State Street any compensation, fees, expenses and charges due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Trust or Portfolio over the twelve months preceding the provision of notice of termination or the transaction). Upon receipt of such payment and reimbursement, State Street will deliver the Trusts or Portfolio’s cash and its securities and other financial assets as set forth in Section 15.5.

SECTION 15.4 EXCLUSIONS. No payment will be required pursuant to clause (b) of Section 15.3 in the event of any transaction consisting of (a) the liquidation or dissolution of a Trust or a Portfolio and distribution of the Trust’s or Portfolio’s assets as a result of the Board’s determination that the Trust or Portfolio is no longer viable, (b) a merger of a Trust or Portfolio into, or the consolidation of a Trust or Portfolio with, another organization or series, or (c) the sale by a Trust or Portfolio of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) State Street is retained to continue providing services to the Trust or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

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SECTION 15.5 SUCCESSOR CUSTODIAN. If a successor custodian shall be appointed for a Portfolio by its Board, State Street shall, upon termination of this Agreement and receipt of Proper Instructions, deliver to the successor custodian at the office of State Street, duly endorsed and in the form for transfer, all cash and all securities and other financial assets of the Portfolio then held by State Street hereunder and shall transfer to an account of the successor custodian all of the securities and other financial assets of the Portfolio held in a U.S. Securities System or Foreign Securities System or at the Underlying Transfer Agent.

If no such successor custodian shall be appointed, State Street shall, in like manner, upon receipt of Proper Instructions, deliver at the office of State Street and transfer the cash and the securities and other financial assets of the Portfolio in accordance with the Proper Instructions.

In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by State Street hereunder and all instruments held by State Street relative thereto and all other property held by it under this Agreement on behalf of the Trust, and to transfer to an account of such successor custodian all of the Trust’s securities held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.

In the event that securities, funds and other properties remain in the possession of State Street after the date of termination hereof owing to failure of the Trust to provide Proper Instructions as aforesaid, State Street shall be entitled to fair compensation for its services during such period as State Street retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of State Street shall remain in full force and effect.

SECTION 16 GENERAL.

SECTION 16.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, State Street and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Trust’s Agreement and Declaration of Trust or Bylaws. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 16.2 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

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SECTION 16.3 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Trust:

[NAME OF TRUST]

c/o Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

Attention: Lawrence Altadonna

Telephone: 212-739-3371

Telecopy: 212-739-3951

To State Street:

STATE STREET BANK AND TRUST COMPANY

801 Pennsylvania

Kansas City, MO 64105

Attention: Vice President, Custody

Telephone: 816-871-4100

Telecopy: 816-871-9648

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 16.4 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 16.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

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SECTION 16.6 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 16.7 REMOTE ACCESS SERVICES ADDENDUM. State Street and the Trust agree to be bound by the terms of the Remote Access Services Addendum attached hereto.

SECTION 16.8 SHAREHOLDER COMMUNICATIONS ELECTION. SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, State Street needs the Trust to indicate whether it authorizes State Street to provide the Trust’s name, address, and share position to requesting companies whose securities the Trust owns. If the Trust tells State Street “no”, State Street will not provide this information to requesting companies. If the Trust tells State Street “yes” or does not check either “yes” or “no” below, State Street is required by the rule to treat the Trust as consenting to disclosure of this information for all securities owned by the Trust or any funds or accounts established by the Trust. For the Trust’s protection, the Rule prohibits the requesting company from using the Trust’s name and address for any purpose other than corporate communications. Please indicate below whether the Trust consents or objects by checking one of the alternatives below.

YES ☐	State Street is authorized to release the Trust’s name, address, and share positions.

NO ☒	State Street is not authorized to release the Trust’s name, address, and share positions.

SECTION 16.9 ADDITIONAL TRUSTS. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have State Street render services as custodian under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, such management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 16.11 below.

SECTION 16.10 ADDITIONAL PORTFOLIOS. In the event that the Trust establishes one or more portfolios in addition to the portfolios listed on Appendix A with respect to which it desires to have State Street render services under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, such portfolios become a Portfolio hereunder.

SECTION 16.11 REGULATION GG. The Trust hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Trust hereby covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with State Street pursuant to this Agreement or otherwise between or among any party hereto.

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SECTION 16.12 DATA PRIVACY. State Street will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) Social Security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account, or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. This provision will survive termination or expiration of this Agreement for so long as State Street continues to possess or have access to personal information related to the Trust. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 16.13 CONFIDENTIALITY. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 16.14 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Upon written request from a Trust or a Portfolio’s investment adviser, upon termination of this Agreement, State Street shall promptly return or destroy any non-public portfolio holdings information relating to a Portfolio, except State Street may keep copies of the information for the purpose of maintaining appropriate business records or as may be required by law or any regulatory authority.

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SECTION 16.14 USE OF DATA.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 16.14 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of State Street and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust. The Trust agrees that State Street and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 16.14 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 16.14 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

SECTION 17 FOREIGN EXCHANGE.

SECTION 17.1 GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, State Street shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by State Street under this Agreement.

SECTION 17.2 TRUST ELECTIONS. Each Trust (or its investment advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with State Street, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Trust or its investment advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (“Client Publications”), the Trust (or its investment advisor) instructs State Street, on behalf of the Trust, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant

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currency is not traded by SSGM, to the applicable sub-custodian. State Street shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Trust, its investment advisor or any other person in connection with the execution of any foreign exchange transaction. State Street shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Trust (or its investment advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 17.3 TRUST ACKNOWLEDGEMENT Each Trust acknowledges that in connection with all foreign exchange transactions entered into by the Trust (or its investment advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Trust or its investment advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Trust or its investment advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Trust or its investment advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Trust or the investment advisor or (ii) as established by the sub-custodian from time to time.

SECTION 17.4 TRANSACTIONS BY STATE STREET. State Street or its affiliates, including SSGM, may trade based upon information that is not available to the Trust (or its investment advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Trust (or its investment manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Trust or the investment advisor.

SECTION 18 ADDITIONAL MATTERS.

SECTION 18.1 THE PARTIES. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the terms of this Agreement shall apply as though each Single Series Trust and each Multi-Series Trust, on behalf of its individual Portfolios, had entered into a standalone Agreement with State Street. No Trust or Portfolio shall have any liability under this Agreement for the obligations of any other Trust or Portfolio. Each of the parties agrees that under no circumstances shall any right, remedy or obligation of one Trust or Portfolio be deemed to be a right, remedy or obligation with respect to another Trust or Portfolio.

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SECTION 18.2 LIMITATION OF LIABILITY. A copy of the Agreement and Declaration of Trust of the Trust, as may be amended from time to time, is on file with the Secretary of The Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of each Trust by and officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually, and that the obligations under or arising out of this Agreement are not binding upon any of the trustees or shareholders of any Trust or any Portfolio individually, but are binding only upon the assets and properties of the Trust or, as applicable, such Portfolio that is subject to this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above-written.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO

By:	/s/ Lawrence G. Altadonna
Name:	Lawrence G. Altadonna
Title:	Treasurer, Principal Financial and Accounting Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

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